As filed with the Securities and Exchange Commission on October 7, 2010.
Registration No. 333-115463

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Post-Effective Amendment No. 1
to
FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

VISTEON CORPORATION
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	38-3519512 (I.R.S. Employer Identification No.)

One Village Center Drive, Van Buren Twp., Michigan (Address of principal executive offices)	48111 (zip code)
Visteon Corporation 2004 Incentive Plan
(formerly known as the Visteon Corporation 2000 Long-Term Incentive Plan)
(Full title of the Plan)
Michael K. Sharnas
Vice President and General Counsel
Visteon Corporation
One Village Center Drive
Van Buren Township, Michigan 48111
(Name and address of agent for service)
(800) VISTEON
(Telephone number, including area code, of agent for service)

WITHDRAWAL OF SECURITIES FROM REGISTRATION
     On May 13, 2004, Visteon Corporation (the “Company”) filed a registration statement on Form S-8 (Registration No. 333-115463)(the “Registration Statement”) with the Securities and Exchange Commission registering 1,800,000 shares of the Company’s Common Stock, par value $1 per share (the “Old Common Stock”), to be offered or sold pursuant to the Visteon Corporation 2004 Incentive Plan (formerly known as the Visteon Corporation 2000 Long-Term Incentive Plan, the “Plan”).
     On October 1, 2010 (the “Effective Date”), the Company consummated the transactions contemplated by the Fifth Amended Joint Plan of Reorganization of Visteon Corporation and its debtor affiliates pursuant to Chapter 11 of the United States Bankruptcy Code, as filed on August 31, 2010 (the “Plan of Reorganization”). In accordance with the Plan of Reorganization, the Old Common Stock was cancelled as of the Effective Date.
     As a result of the consummation of the transactions contemplated by the Plan of Reorganization, the Company has terminated all offerings of the Company’s securities pursuant to the Plan and Registration Statement. Accordingly, the Company is filing this post-effective amendment No. 1 to the Registration Statement to withdraw from registration all remaining unissued shares of Old Common Stock under the Plan and Registration Statement as of the Effective Date.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned duly authorized person in Van Buren Township, State of Michigan, on October 7, 2010. No other person is required to sign this Post-Effective Amendment No. 1 in reliance upon Rule 478 under the Securities Act of 1933.

VISTEON CORPORATION
By:	/s/ Michael K. Sharnas
	Name:	Michael K. Sharnas
	Title	Vice President and General Counsel